UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On September 9, 2025, the Hartman Group distributed the following letter to shareholders:

More Evidence of Management Failure

September 9, 2025

Dear Shareholders,

Just after our letter exposing the foreclosure crisis, current management has filed an 8-K confirming yet another loan default—this time on the $57.8 million Walgreens portfolio. This latest failure validates everything we've been telling you about incompetent leadership that is destroying shareholder value.

The Pattern of Reckless Borrowing Continues

The 8-K reveals the shocking details of current management's latest debacle:

•	August 9, 2025: The Walgreens loan matured, and management failed to refinance or repay

•	August 13, 2025: Lender declared default, triggering penalty interest rates

•	$50.3 million still outstanding on properties that were "100% financed" at inflated prices

This is the same pattern we warned you about: expensive borrowing, failed execution, and properties that don't generate sufficient income to justify their risk.

Haddock has personally engineered SSP's failure to manage the Benefit Street Partners maturity. The incompetency is staggering. Haddock defaulted on loans he personally negotiated and managed

The Walgreens Transaction: A Case Study in Poor Judgment

The 8-K confirms what we suspected about these "troubled" properties:

•	SSP acquired them from Benefit Street Partners; the same lender now foreclosing

•	100% financed at $60.9 million for properties generating insufficient returns

•	Bailed out Benefit Street Partners from a non-performing loan

•	Acquired primarily for "1031 tax exchanges" and not because they were good investments

This is incompetent financial engineering, not real estate management. While Haddock chased complex tax strategies with expensive debt, basic property operations collapsed.

The Storage Asset Fiction

Current management has relentlessly hyped their storage acquisitions throughout this proxy contest while refusing to release legally mandated financial information. The 8-K confirms our analysis:

•	These assets were "bought at the top of the market"

•	They are "not generating sufficient income to justify the underlying risk"

•	Expensive borrowing funded speculative acquisitions while core properties deteriorated

Shareholders Being Misled About Options

We understand current management is now calling shareholders suggesting a liquidation would yield "zero return" while offering to sell shares to "other investors" for .42 cents per share.

Do not respond to these calls. This is the same pattern of misleading communications we've seen throughout their tenure. Any legitimate offer would be properly disclosed to all shareholders simultaneously, not pitched through individual phone calls.

Criminal Accountability May Be Required

The evidence of fraud requires criminal investigation. We know they are concealing financial information, and potentially misappropriating shareholder assets and self-dealing with related parties. We are aggressively pursuing hiring a criminal attorney, which we should have in place this week, and will report more to you at that time. Shareholders deserve to know where their money went and why it wasn't distributed as it should have been.

Time for Accountability

The October 6th shareholder meeting is your chance to end this potentially criminal leadership. The following examples are from their filings:

•	Multiple loan defaults under current management

•	Foreclosure notices on major properties

•	Continued refusal to provide legally required financial information

•	Properties that can't generate sufficient income to service their debt

We're Ready to Execute

Our plan is simple and clear. We will return capital directly to you and put shareholders first — with transparency, accountability, and real returns.

Join our live shareholder call on Thursday afternoon at 4:00 PM CST to ask questions directly. We’ll walk through the facts, explain our plan to restore value, and take your questions in real time.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

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Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.